EXHIBIT 99.(a)(1)

                            TF FINANCIAL CORPORATION

       Offer To Purchase For Cash Up to 900,000 Shares of its Common Stock
           (including the associated Preferred Share Purchase Rights) at a Purchase Price not in excess of $26.00 nor less than $22.50 Per Share

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     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
    EASTERN TIME, ON MONDAY, OCTOBER 27, 1997, UNLESS THE OFFER IS EXTENDED.
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         TF  Financial  Corporation,  a Delaware  corporation  (the  "Company"), invites its shareholders to tender shares of its common stock, $0.10 par value per share (the "Shares"), including the associated Preferred Share Purchase Rights (the "Rights"), at prices not in excess of $26.00 nor less than $22.50 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the Rights are redeemed by the Company, a tender of shares will also constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to Shares shall include the associated Rights. The Company will determine the single per Share price, not in excess of $26.00 nor less than $22.50 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 900,000 Shares (or such lesser number of Shares as are validly tendered at prices not in excess of $26.00 nor less than $22.50 per Share). All Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price.

       THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

         The Shares are quoted on the Nasdaq National Market ("Nasdaq/NMS"). On September 25, 1997, the last full trading day on the Nasdaq/NMS prior to the commencement of the Offer, the closing per Share sales price was $23.25. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 8.

         Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to American Securities Transfer & Trust, Inc. (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry delivery or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3. SHAREHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL INCLUDING THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHICH PRICE OR PRICES.

         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to MacKenzie Partners, Inc. (the "Information Agent"), at its address and telephone number set forth on the back cover of this Offer to Purchase.

            The Date of this Offer to Purchase is September 26, 1997

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                                     SUMMARY

         This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

Purchase Price........................................        The Company will select a single Purchase Price
                                                              which will be not more than $26.00 nor less than
                                                              $22.50 per Share.  All Shares purchased by the
                                                              Company will be purchased at the Purchase Price
                                                              even if tendered at or below the Purchase Price.
                                                              Each shareholder desiring to tender Shares must
                                                              specify in the Letter of Transmittal the minimum
                                                              price (not more than $26.00 nor less than $22.50 per
                                                              Share) at which such shareholder is willing to have
                                                              his or her Shares purchased by the Company.

Number of Shares to be Purchased......................        900,000 Shares (or such lesser number of Shares as
                                                              are validly tendered).

How to Tender Shares:.................................        See Section 3.  Call the Information Agent or consult
                                                              your broker for assistance.

Brokerage Commissions.................................        None.

Stock Transfer Tax....................................        None, if payment is made to the registered holder.

Expiration and Proration Dates........................        Monday, October 27, 1997, at 5:00 p.m., Eastern
                                                              time, unless extended by the Company.

Payment Date..........................................        As soon as practicable after the termination of the
                                                              Offer.

Position of the Company and its
  Directors...........................................        Neither the Company nor its Board of Directors
                                                              makes any recommendation to any shareholder as to
                                                              whether to tender or refrain from tendering Shares.
                                                              The Company has been advised that none of its
                                                              directors or executive officers intends to tender any
                                                              Shares pursuant to the Offer.

Withdrawal Rights.....................................        Tendered Shares may be withdrawn at any time until
                                                              5:00 p.m., Eastern time, on Monday, October 27, 1997,
                                                              unless  the Offer is  extended by  the   Company,
                                                              and, unless previously purchased, after 12:00
                                                              Midnight, Eastern  time,  on Monday,   November 24,
                                                              1997.    See Section 4.



Odd Lots..............................................        There will be no proration of Shares tendered by any
                                                              shareholder owning beneficially less than 100 Shares
                                                              as of September 24, 1997, who tenders all such
                                                              Shares at or below the Purchase Price prior to the
                                                              Expiration Date and who checks the "Odd Lots" box
                                                              in the Letter of Transmittal.  See Section 1.

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                                        2

NO PERSON HAS BEEN AUTHORIZED TO A MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                           --------------------------

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE
-------                                                                                                        ----
INTRODUCTION......................................................................................................4

THE OFFER.........................................................................................................5

         1.     Number of Shares; Proration.......................................................................5

         2.     Background and Purpose of the Offer.............................................................. 7

         3.     Procedures for Tendering Shares...................................................................8

         4.     Withdrawal Rights................................................................................12

         5.     Purchase of Shares and Payment of Purchase Price.................................................12

         6.     Certain Conditions of the Offer..................................................................13

         7.     Extension of the Offer; Termination; Amendment...................................................15

         8.     Price Range of Shares; Dividends.................................................................16

         9.     Source and Amount of Funds.......................................................................17

         10.    Certain Information Concerning the Company.......................................................17

         11.    Interest of Directors and Executive Officers; Transactions and Arrangements
                    Concerning Shares............................................................................26

         12.    Effects of the Offer on the Market for Shares;  Registration  under the
                   Exchange Act..................................................................................26

         13.    Certain Federal Income Tax Consequences..........................................................27

         14.    Fees and Expenses................................................................................29

         15.    Additional Information...........................................................................30

         16.    Miscellaneous....................................................................................30

SCHEDULE I - Certain Transactions Involving Shares

To the Holders of Common Stock of TF Financial Corporation:

                                  INTRODUCTION

         TF Financial Corporation, a Delaware corporation (the "Company"), invites its shareholders to tender shares of its common stock, $0.10 par value per share (the "Shares"), including the associated Preferred Share Purchase Rights (the "Rights"), at prices, net to the seller in cash, not in excess of $26.00 nor less than $22.50 per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the Rights are redeemed by the Company, a tender of shares will also constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to Shares shall include the associated Rights. The Company will determine the single per Share price, not in excess of $26.00 nor less than $22.50 per Share (the "Purchase Price"), that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 900,000 Shares (or such lesser number of Shares as are validly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration provisions.

         THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

         Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 900,000 Shares are validly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who validly tender at prices at or below the Purchase Price (and did not withdraw them prior to the expiration of the Offer). See Section 1. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration, will be returned at the Company's expense to the shareholders who tendered such Shares.

     The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING. SEE SECTION 3 OF THIS OFFER TO PURCHASE AND INSTRUCTION 12 OF THE LETTER OF TRANSMITTAL. The Company will pay all fees and expenses of American Securities Transfer & Trust, Inc. (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 14.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHICH PRICE OR PRICES.

         As of September 25, 1997, there were 4,088,432 Shares outstanding and 496,730 Shares issuable upon exercise of stock options under the Company's stock option plans. The 900,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 22% of the outstanding Shares. The Shares are quoted on the Nasdaq National Market ("Nasdaq/NMS"), under the symbol "THRD". Shareholders are urged to obtain current market quotations for the Shares. See Section 8.

                                    THE OFFER

         1.       Number of Shares; Proration.

         Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 900,000 Shares or such lesser number of Shares as are validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $26.00 nor less than $22.50 net per Share in cash. The term "Expiration Date" means 5:00 p.m., Eastern time, on Monday, October 27, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. In the event of an oversubscription of the Offer, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration except for Odd Lots as explained below.
The proration period also expires on the Expiration Date.

         The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price (not greater than $26.00 nor less than $22.50 per Share) that it will pay for Shares validly tendered pursuant to the Offer taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select a single per Share Purchase Price that will allow it to buy 900,000 Shares (or such lesser number as are validly tendered at prices not greater than $26.00 nor less than $22.50 per Share) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 900,000 Shares pursuant to the Offer.

         If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, decreases the number of Shares being sought, or incurs dealer manager soliciting fees and
(ii) the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 7, the Offer will be extended for at least ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

         In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not in excess of $26.00 nor less than $22.50 per Share, at which they are willing to sell their Shares to the Company. Shares validly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

         Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 900,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase validly tendered Shares on the basis set forth below:

         (a) first, all Shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

                  (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

                  (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

         (b) second, after purchase of all of the foregoing Shares, all other Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below.

         Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person (an "Odd Lot Holder") who owned, beneficially or of record, as of the close of business on September 24, 1997 and as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. Any shareholder wishing to tender all of such shareholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

         The Company also reserves the right, but will not be obligated, to purchase all Shares validly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

         Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven over-the-counter ("OTC") trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

         This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         2.       Background and Purpose of the Offer.

         The Offer is designed to reposition the Company's balance sheet to increase return on equity and earnings per share by redeploying a portion of the Company's equity capital. Following completion of the Offer, the Company and its wholly owned subsidiary, Third Federal Savings Bank (the "Bank"), will continue to have strong capital positions and will continue to qualify as "well capitalized" institutions under the prompt corrective action scheme enacted by the Federal Deposit Insurance Corporation Improvements Act of 1991. On a pro forma basis as of June 30, 1997, giving effect to the Offer at the maximum Purchase Price of $26.00 per Share and assuming acceptance of the maximum number of Shares in the Offer, the Company would have had an equity to assets ratio of 7.73%, and the Bank would have had a total risk-based capital ratio of approximately 15.06% and a leverage ratio of approximately 6.62%.

         The Offer will enable shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. The Offer may provide shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $26.00 nor less than $22.50 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. In addition, Odd Lot Holders whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs of the Company for services to shareholders may be reduced. For shareholders who do not tender, there is no assurance that the price of the stock will not trade below the price currently being offered by the Company pursuant to the Offer. For shareholders who do tender, the trading price of stock may increase as a result of the Offer or an unexpected acquisition at a premium could occur in the future. Finally, the Offer may affect the Company's ability to qualify for pooling-of-interests accounting treatment for any acquisition transaction for approximately the next two years.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

         Following completion of the Offer, the Company may repurchase additional Shares in the open market, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Securities Exchange Act of 1934, as amended ("Exchange Act") prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

         Shares the Company acquires pursuant to the Offer will be held in the Company's treasury and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of the Nasdaq/NMS). Such Shares could be issued without shareholder approval for such purposes as, among others, the acquisition of other businesses or the raising of additional capital for use in the Company's business.

         3.       Procedures for Tendering Shares.

         Valid Tender of Shares. For Shares to be validly tendered pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry delivery set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., Eastern time, on the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or
(b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

         Unless the Rights are redeemed prior to the Expiration Date, holders of Shares are required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Unless and until Rights Certificates (as defined in Section 10) are issued, a tender of Shares pursuant to the Offer will constitute a tender of the associated Rights evidenced by the certificate for such Shares. If Rights Certificates are issued, holders of Shares will be required to tender Rights Certificates representing a number of Rights equal to the number of Shares tendered. If a stockholder sells the Rights separately from the Shares, the selling stockholder will be unable to tender Shares unless the stockholder reacquires Rights to tender with the Shares.

         IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH THEIR SHARES ARE BEING TENDERED. SHAREHOLDERS WHO DESIRE TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE TENDERED, PROVIDED THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS VALIDLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

         In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

         Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company or The Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor institution (bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 promulgated under the Exchange Act (an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

         Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at each Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in a Book-Entry Transfer
Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to a book-entry transfer facility does not constitute delivery to the Depositary.

         Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding on payments made to shareholders for Shares purchased pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the shareholder's correct taxpayer identification number and provide certain other information by completing the substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders may be required to submit Form W-8, certifying non-United States status, to avoid backup withholding. See Instructions 12 and 13 of the Letter of Transmittal. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 13.

         Withholding For Foreign Shareholders. The Depositary will withhold federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his agent unless the Depositary determines that an exemption from or a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business in the United States. In order to obtain an exemption from or a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary a properly completed Form 1001 (or any related successor form). For this purpose, a foreign shareholder is a shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed Form 4224 (or any related successor form). The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., Form 1001 or Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder who has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible should consider doing so in order to avoid excess withholding. A foreign shareholder may be eligible to obtain a refund of tax withheld if such shareholder meets one of the three tests for sale treatment described in Section 13 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding.

         Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates are not immediately available (or the procedures for book-entry delivery cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (a)      such tender is made by or through an Eligible Institution;

         (b) the Depositary receives by hand, mail, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

         (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry delivery of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three OTC trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

         If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry delivery at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such shareholder.

         Employee Stock Ownership Plan. As of September 25, 1997, the Company's Employee Stock Ownership Plan (the "ESOP") owned 408,283 Shares of which 104,358 Shares were allocated to the accounts of the participants. Shares allocated to participants' accounts will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended, and applicable regulations thereunder ("ERISA"), be tendered by the Trustee of the plan according to the instructions of participants to the Trustee. Decisions as to whether to tender Shares not allocated to participants' accounts will be made by the Trustee subject to the terms of the plan and ERISA. The Trustee will make available to the participants whose accounts hold allocated Shares all documents furnished to the shareholders in connection with the Offer generally and will provide additional information in a separate letter with respect to the operations of the Offer to the participants of the ESOP. Each participant will also receive a form upon which the participant may instruct the Trustee regarding the Offer. Each participant may direct that all, some or none of the Shares allocated to the participant's account be tendered. Participants will also be afforded withdrawal rights. See Section 4.

         Under ERISA the Company will be prohibited from purchasing any Shares from the ESOP (including Shares allocated to the accounts of participants) if the Purchase Price is less than the prevailing market price of the Shares on the date the Shares are accepted for payment pursuant to the Offer.

         Dividend Reinvestment Plan. Shares credited to participants' accounts under the Company's Dividend Reinvestment Plan (the "Dividend Reinvestment Plan") will be tendered by the Depositary, as administrator, according to instructions provided to the administrator from participants in the Dividend Reinvestment Plan. Dividend Reinvestment Plan Shares for which the administrator has not received timely instructions from participants will not be tendered. The administrator will make available to the participants whose accounts are credited with Shares under the Dividend Reinvestment Plan all documents furnished to stockholders generally in connection with the Offer. Because the Depositary for the Offer also acts as administrator of the Dividend Reinvestment Plan, participants in the Dividend Reinvestment Plan may use the Letter of Transmittal to instruct the administrator regarding the Offer by completing the box entitled "Tender of Dividend Reinvestment Plan Shares." Each participant may direct that all, some or none of the Shares credited to the participant's account under the Dividend Reinvestment Plan be tendered and the price at which such participant's Shares are to be tendered.

Participants in the Dividend Reinvestment Plan are urged to read the Letter of Transmittal and related materials carefully.

         If a participant tenders all of such participant's Dividend Reinvestment Plan Shares, and all such Shares are purchased by the Company pursuant to the Offer, such tender will be deemed to be authorization and written notice to the Depositary of termination of such participant's participation in the Dividend Reinvestment Plan.

         Company Stock Bonus Plans. As of September 25, 1997, the Third Federal Savings Bank Management Stock Bonus Plan ("MSBP") owned 99,044 Shares of which 94,867 Shares were allocated to the accounts of the participants. Shares allocated to participants will, subject to the limitations of ERISA, be tendered by the Trustee of the plan according to the instructions of participants to the Trustee. Decisions as to whether to tender Shares not allocated to participants' accounts will be made by the Trustee subject to the terms of the plan and ERISA. The Trustee will make available to the participants whose accounts hold allocated Shares all documents furnished to the shareholders in connection with the Offer generally and will provide additional information in a separate letter with respect to the operations of the Offer to the participants of the MSBP. Each participant will also receive a form upon which the participant may instruct the Trustee regarding the Offer. Each participant may direct that all, some or none of the Shares allocated to the participant be tendered. Participants will also be afforded withdrawal rights.
See Section 4.

         Company Stock Option Plans. The Company is not offering, as part of the Offer, to purchase any of the Options outstanding under the Company's Stock Option plans and tenders of such Options will not be accepted. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

         401(k) Profit Sharing Plan. Participants in the Profit Sharing Plan who wish to have the plan's trustees tender Shares attributable to their participant-directed investment accounts should so indicate by completing, executing and returning to the Depositary the election form included in the notice sent to such participants. Participants in the plan may not use the Letter of Transmittal to direct the tender of the Shares attributed to their accounts, but must use the separate election form sent to them. Participants in the plan are urged to read the separate election form and related materials carefully.

         Pension Plan. The Pension Plan Trustee may within its fiduciary duty elect to tender all, some or none of the common stock held under the plan trust as a general trust asset.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

         Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and
(b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

         4.       Withdrawal Rights.

         Except as otherwise provided in this Section 4, the tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 midnight, Eastern time, on Monday, November 24, 1997.

         For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry delivery set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

         Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

         If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

         5.       Purchase of Shares and Payment of Purchase Price.

         Upon the terms and subject to the conditions of the Offer, the Company will determine the Purchase Price it will pay for the Shares validly tendered and not withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at prices at or below the Purchase Price as promptly as practicable following the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted (and therefor purchased) Shares which are tendered at or below the Purchase Price and not withdrawn (subject to the proration provisions of the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

         Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 900,000 Shares (subject to increase or decrease as provided in Section 7) or such lesser number of Shares as are validly tendered at prices not in excess of $26.00 nor less than $22.50 per Share and not withdrawn as permitted in Section 4.

         The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

         In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven OTC trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry delivery, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment.

         The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of the stock transfer taxes, or
exemption  therefrom,  is  submitted.   See  Instruction  7  of  the  Letter  of
Transmittal.

         ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING. SEE SECTION 3 OF THIS OFFER TO PURCHASE AND INSTRUCTION 12 OF THE LETTER OF TRANSMITTAL. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

         6.       Certain Conditions of the Offer.

         Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act (see Section 7), if at any time on or after September 26, 1997 and prior to the time of payment for any such Shares any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which: (1) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer or (2) in the Company's reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

         (b) there shall have been any claim, action or proceeding threatened, pending or taken, or any consent, license, authorization, permit or approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable to the Offer or the Company, by or before any court or any government or governmental, regulatory or administrative agency or authority (federal, state, local or foreign) or tribunal, domestic or foreign, which, in the reasonable judgment of the Company, could or might directly or indirectly
(i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit the consummation of the Offer,
(ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or (iv) materially impair the contemplated benefits of the Offer to the Company; or

         (c) there shall have occurred any of the following events: (i) the commencement of any state of war, international crisis or national emergency;
(ii) the declaration of any banking moratorium or suspension of payments by banks in the United States or any limitation on the extension of credit by lending institutions in the United States; (iii) any general suspension of trading or limitation of prices for securities on any securities exchange or in the over-the-counter market in the United States; (iv) any significant adverse change in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect upon the trading of the Shares; (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of the Company, a material acceleration or worsening effect thereof; or (vi) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on September 25, 1997; or

         (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding Shares, or any new group shall have been formed that beneficially owns more than five percent of the outstanding Shares; or

         (e) there shall have occurred any event which, in the reasonable judgment of the Company, has resulted in an actual or threatened material adverse change in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or which may adversely affect the value of the Shares; and, in the reasonable judgment of the Company, such event makes it inadvisable to proceed with the Offer or with acceptance for payment of or payment for any Shares; or

         (f) the purchase of Shares pursuant to the Offer would result in there being less than 300 shareholders of record of the Shares or would result in the Shares being delisted from the Nasdaq/NMS.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

         7.       Extension of the Offer; Termination; Amendment.

         The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or been determined by the Company to have occurred, (a) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, and (b) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the range of prices it may pay for Shares or the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. If (i) the Company increases or decreases the price to be paid for Shares, increases or decreases the number of Shares being sought in the Offer or incurs dealer manager soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds two percent of the outstanding Shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 7, the Offer will, at least, be extended until the expiration of such period of ten business days. The Company also expressly reserves the right, in its sole and absolute discretion, to terminate the Offer and not to accept for payment or pay for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. The rights reserved by the Company in this paragraph are in addition to the Company's rights under Section
6. Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of validly tendered Shares. See Sections 1 and 5.

         8.       Price Range of Shares; Dividends.

         The Shares are listed and quoted on the on the Nasdaq/NMS. The following table sets forth, for the periods indicated, the high and low closing per Share sales price as published by the Nasdaq statistical report and the cash dividends paid per Share in each such fiscal quarter.

                                                                                                     Dividends
                                                                                                       Paid
Fiscal Year                                                   High                Low                Per Share
-----------                                                   ----                ---                ---------

1995:

1st Quarter...............................................  $12.75              $10.13                 $0.05

2nd Quarter...............................................   14.38               12.38                  0.05

3rd Quarter..............................................    16.25               13.25                  0.07

4th Quarter...............................................   15.88               14.50                  0.07


1996:

1st Quarter...............................................   15.38               14.00                  0.07

2nd Quarter...............................................   15.13               13.94                  0.08

3rd Quarter...............................................   15.13               13.75                  0.08

4th Quarter...............................................   16.25               14.50                  0.08



1997:

1st Quarter...............................................   19.25               16.00                  0.10

2nd Quarter...............................................   19.63               16.63                  0.10

3rd Quarter (through September 25, 1997)..................   23.25               19.13                  0.10



         On September 25, 1997, the last full trading day prior to the commencement of the Offer, the closing per Share sales price as reported on the Nasdaq/NMS was $23.25. Shareholders are urged to obtain current market quotations for the Shares.

         9.       Source and Amount of Funds.

         Assuming that the Company purchases 900,000 Shares pursuant to the Offer at a price of $26.00 per Share, the cost to the Company (including all fees and expenses relating to the Offer), is estimated to be approximately $23.5 million. The Company plans to obtain the funds needed for the Offer from cash on hand.

         10.      Certain Information Concerning the Company.

General

         The Company is the holding company for the Bank which was originally chartered in 1921. The Bank is primarily engaged in the business of attracting deposits from the general public and using those deposits, together with other funds, to originate mortgage loans for the purchase or refinance of residential properties and to purchase mortgage-backed and investment securities. To a much lesser extent, the Bank also originates commercial real estate and multi-family loans, construction loans and consumer loans.

         The business of the Bank is conducted through its main office in Newtown, Pennsylvania and thirteen full service branch offices located in Philadelphia and Bucks Counties, Pennsylvania and Mercer County, New Jersey.

         The Bank is subject to examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Company, as a federal savings and loan holding company, is subject to examination by the Office of Thrift Supervision.

Selected Consolidated Financial Information

         Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and from the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. The selected information below is qualified in its entirety by reference to such Reports (which may be inspected or obtained at the offices of the Commission in the manner set forth below) and the financial information and related notes contained therein.

                            TF Financial Corporation
                    Summary Historical Financial Information


                                                         At December 31,                                At June 30,
                                     ------------------------------------------------------------------------------------------
                                                     1995              1996                        1996(1)         1997
                                     ------------------------------------------------------------------------------------------

                                                                       (Dollars in thousands)
Selected Financial Condition
and Other Data

Assets..............................               $490,358           $647,853                    $528,910        $640,746

Loans Receivable, net...............                238,275           309,570                      306,224         315,866

Mortgage-backed securities,
 available-for-sale at market
 value..............................                 29,640            22,027                       21,882          35,957

Mortgage-backed securities held
 to maturity........................                137,841           153,758                      128,613         156,690

Investment securities available-
 for- sale at market value..........                 15,044            12,652                        8,076          18,642

Investment securities held to
 maturity...........................                 23,640            38,544                       19,905          56,488

Securities purchased under
 agreement to resell................                     --            25,129                           --           5,000

Deposits............................                337,069           469,088                      341,872         460,847

Advances from FHLB..................                 73,359            98,359                      103,359          98,359

Stockholders' equity................                 73,332            72,575                       75,122          71,227


                                       18


                                                   Year Ended December 31,                    Six Months Ended June 30,
                                     ------------------------------------------------------------------------------------------
                                                       1995             1996                       1996(1)             1997
                                     ------------------------------------------------------------------------------------------


                                                              (Dollars in thousands, except per share amounts)

Interest income.....................                $29,630           $38,989                      $18,073            $22,281

Interest expense....................                 14,403            20,797                        9,320             12,250
                                                     ------            ------                       ------             ------

Net interest income.................                 15,227            18,192                        8,753             10,031

Provision for loan losses...........                     72             330                             90                180

Non-interest income.................                  1,161            1,794                           994                878

Non-interest expenses...............                  9,975            13,745                        5,403              6,726

Income taxes........................                  2,470             2,432                        1,758              1,574
                                                     ------            ------                       ------              -----

     Net income ....................                $ 3,871           $ 3,479                      $ 2,496            $ 2,429
                                                     ======            ======                       ======             ======

Net income per share................                $  0.83            $ 0.83                      $  0.58            $  0.60
                                                     ======             =====                       ======             ======

Dividends per share.................                $  0.24            $ 0.31                      $  0.15            $  0.20
                                                     ======             =====                       ======             ======


                                                         At or For Year Ended                     At or For Six Months Ended
                                                              December 31,                                 June 30,
                                     ------------------------------------------------------------------------------------------
                                                       1995              1996(1)                   1996(1)            1997
                                     ------------------------------------------------------------------------------------------
Selected financial ratios:

Return on average assets............                  0.88%                0.62%                      0.96%           0.76%

Return on average equity............                   4.99                4.74                       6.70            6.85

Dividend payout ratio...............                  28.11               36.16                      25.08           31.62

Stockholders' equity/total assets...                  14.95               11.62                      14.20           11.10

Allowance for loan losses/loans
receivable..........................                   0.58                0.62                       0.51            0.62


------------------
(1) The Federal Deposit Insurance Corporation has imposed a special assessment on the Savings Association Insurance Fund members based on deposits as of March 31, 1995. The Bank paid an assessment of $2,200,000 on September 30, 1996, which was required to be accrued and expensed for the quarter ended September 30, 1996.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma financial information of the Company for the six months ended June 30, 1997 and the fiscal year ended December 31, 1996 show the effects of the purchase of 900,000 Shares pursuant to the Offer. The balance sheet data give effect to the purchase of Shares pursuant to the Offer as if it had occurred as of the date of the balance sheet. The pro forma financial information should be read in conjunction with the audited financial statements and related notes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. The pro forma financial information does not purport to be indicative of the results that would actually have been attained had the purchases of the Shares been completed at the dates indicated or that may be attained in the future.

                            TF Financial Corporation
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         Six Months Ended June 30, 1997
                  (Dollars in thousands, except per share data)

                                                                                            Shares Purchased at
                                                                                            -------------------
                                                                                        $22.50              $26.00
                                                                                       per Share           per Share
                                                                                       ---------           ---------

Interest income..................................................................        $21,721             $21,634

Interest expense (3).............................................................         12,250              12,250
                                                                                          ------              ------

     Net interest income.........................................................          9,471               9,384

Provision for loan losses........................................................            180                 180
                                                                                          ------              ------

     Net interest income after provision for loan losses.........................          9,291               9,204

Non interest income..............................................................            878                 878

Non interest expenses............................................................          6,726               6,726
                                                                                          ------              ------

Income before income taxes.......................................................          3,443               3,356

Income taxes (3).................................................................          1,377               1,342
                                                                                          ------              ------

     Net income..................................................................        $ 2,066             $ 2,014
                                                                                          ======              ======

     Net income per share........................................................         $ 0.66              $ 0.64
                                                                                           =====               =====

Weighted average shares outstanding (2)..........................................      3,125,337           3,125,337



        See Notes to Unaudited Proforma Financial Information on page 24

                            TF Financial Corporation
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          Year Ended December 31, 1996
                  (Dollars in thousands, except per share data)

                                                                                             Shares Purchased at
                                                                                             -------------------
                                                                                           $22.50              $26.00
                                                                                          per Share           per Share
                                                                                          ---------           ---------



Interest income..................................................................            $37,868             $37,695

Interest expense (3).............................................................             20,797              20,797
                                                                                             -------             -------

     Net interest income.........................................................             17,071              16,898

Provision for loan losses........................................................                330                 330
                                                                                             -------             -------

     Net interest income after provision for loan losses.........................             16,741              16,568

Non interest income..............................................................              1,794               1,794

Non interest expenses............................................................             13,745              13,745
                                                                                             -------             -------

Income before income taxes.......................................................              4,790               4,617

Income taxes (3).................................................................              1,916               1,847
                                                                                             -------              ------

     Net income..................................................................            $ 2,874             $ 2,770
                                                                                             =======              ======

     Net income per share........................................................             $ 0.88              $ 0.84
                                                                                             =======               =====



Weighted average shares outstanding (2)..........................................          3,279,624           3,279,624



        See Notes to Unaudited Proforma Financial Information on page 24

                            TF Financial Corporation
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 1997
                  (Dollars in thousands, except per share data)

                                                                                                Shares Purchased at
                                                                                                -------------------
                                                                                           $22.50              $26.00
                                                                                          per Share           per Share
                                                                                          ---------           ---------
ASSETS
Cash and cash equivalents........................................................           $5,350              $2,200
Securities purchased under agreements to resell..................................            5,000               5,000
Certificates of Deposit in other financial institutions..........................            3,451               3,451
Investment securities held to maturity..........................................            56,488              56,488
Mortgage backed securities held to maturity .....................................          156,690             156,690
Securities available for sale....................................................           18,642              18,642
Mortgage backed securities available for sale....................................           35,957              35,957
Loans receivable, net............................................................          315,866             315,866
Other assets.....................................................................           22,927              22,927
                                                                                          --------             -------
     Total assets................................................................        $ 620,371          $  617,221
                                                                                          ========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits.......................................................................         $460,847            $460,847
  Borrowings (3).................................................................           98,359              98,359
  Other liabilities..............................................................           10,313              10,313
                                                                                           -------             -------
     Total liabilities...........................................................          569,519             569,519
                                                                                          --------            --------
Stockholders' equity
  Common stock...................................................................              529                 529
  Paid in capital................................................................           51,761              51,761
  Retained earnings..............................................................           41,411              41,411
  Unrealized loss on securities available for sale...............................              (3)                 (3)
  Treasury stock (1)(2)(4).......................................................         (38,674)            (41,824)
                                                                                         ---------           ---------
  Unearned ESOP/MSBP.............................................................          (4,172)             (4,172)
     Total stockholders' equity..................................................           50,852              47,702
                                                                                           -------             -------
     Total liabilities and equity................................................        $ 620,371           $ 617,221
                                                                                          ========            ========
   Shareholders' equity/total assets.............................................             8.20%               7.73%
                                                                                             =====               =====
   Book value per common share...................................................          $ 17.68             $ 16.58
                                                                                            ======              ======
   Tangible book value per common share..........................................          $ 14.47             $ 13.37
                                                                                            ======              ======


        See Notes to Unaudited Proforma Financial Information on page 24

                            TF Financial Corporation
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                December 31, 1996
                  (Dollars in thousands, except per share data)


                                                                                          Shares Purchased at
                                                                                          -------------------
                                                                                       $22.50                $26.00
                                                                                      per Share             per Share
                                                                                      ---------             ---------
ASSETS
Cash and cash equivalents..................................................             $33,757               $30,607
Securities purchased under agreements to resell............................              25,129                25,129
Certificate of Deposit in other financial institutions.....................               4,220                 4,220
Investment securities held to maturity.....................................              43,462                43,462
Mortgage backed securities held to maturity ...............................             153,758               153,758
Securities available for sale..............................................              12,652                12,652
Mortgage backed securities available for sale..............................              22,027                22,027
Loans receivable, net......................................................             309,570               309,570
Other assets...............................................................              22,903                22,903
                                                                                       --------               -------
     Total assets..........................................................           $ 627,478             $ 624,328
                                                                                       ========              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits.................................................................            $469,088              $469,088
  Borrowings (3)...........................................................              98,359                98,359
  Other liabilities........................................................               7,831                 7,831
                                                                                       --------              --------
     Total liabilities.....................................................             575,278               575,278
                                                                                       --------              --------
Stockholders' equity
  Common stock.............................................................                 529                   529
  Paid in capital..........................................................              51,645                51,645
  Retained earnings........................................................              39,750                39,750
  Unrealized loss on securities available for sale.........................               (127)                 (127)
  Treasury stock (1)(2)(4).................................................            (35,087)              (38,237)
                                                                                       --------              --------
     Unearned ESOP/MSBP....................................................             (4,510)               (4,510)
     Total equity..........................................................              52,200                49,050
                                                                                       --------              --------
     Total liabilities and equity..........................................           $ 627,478             $ 624,328
                                                                                       ========              ========
 Shareholders' equity/total assets.........................................                8.32%                 7.86%
                                                                                          =====                 =====
   Book value per common share.............................................             $ 17.04               $ 16.02
                                                                                         ======                ======
   Tangible book value per common share....................................             $ 14.03               $ 13.00
                                                                                         ======                ======


        See Notes to Unaudited Proforma Financial Information on page 24

                            TF Financial Corporation
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


(1) The proforma financial information reflects the repurchase of 900,000 Shares of stock at $22.50 and $26.00 per Share, as appropriate.

(2) The balance sheet data give effect to the purchase of Shares as of the balance sheet date. The income statement data give effect to the purchase of Shares as of the beginning of each period presented.

(3) The funds used to purchase Shares were considered to have been obtained from cash and cash equivalents. The proforma data assumes a rate of interest of 5.50% and a tax rate of 40%. The income statement data reflects the decrease in investment income as if cash was used to purchase the common stock at the beginning of the period.

(4) Effect has been given to costs to be incurred in connection with the Offer, which are estimated to be $125,000. Such costs will be capitalized as part of the costs of the stock purchased.

         Preferred Share Purchase Rights. On November 22, 1995, the Board of Directors of the Company declared a dividend of one Right for each outstanding Share. Rights are also issued with Shares issued after the initial dividend distribution and before the occurrence of certain specified events. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and, American Securities Transfer and Trust, Inc., as Rights Agent (the "Rights Agent"). This summary is qualified in its entirety by the Rights Agreement, which has been filed with the Securities and Exchange Commission as an exhibit to the Company's Registration Statement on Form 8-A filed on November 22, 1995.

         Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Junior Participating Preferred Stock, Series A, par value $.10 per share ("Preferred Shares") at a price of $45 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Shares or more than such person or group held on November 22, 1995 if such person or group held 15% or more of the outstanding Shares on such date or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Shares or more than such person held on November 22, 1995 if such person or group held 15% or more of the outstanding Shares on such date (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Share certificates outstanding as of the Record Date, by such Share certificate.

         The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on November 22, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company.

         In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right.

         At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Shares and prior to the acquisition by such person or group of 50% or more of the outstanding Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void) in whole or in part, at an exchange ratio of one Share or one one-hundredth of a Preferred Share per Right (subject to adjustment).

         At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

         As of September 25, 1997, the Company's directors and executive officers as a group beneficially owned (including pursuant to options) an aggregate of 633,025 Shares (approximately 14.25% of the outstanding Shares including Shares issuable upon the exercise of options held by directors and executive officers). Such ownership includes 354,110 Shares as of September 25, 1997 subject to stock options which are held by executive officers and directors.

         Except as set forth in Schedule I, neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

         Except for outstanding options to purchase Shares granted from time to time over recent years to certain employees (including executive officers) and directors of the Company pursuant to the Company's stock option plans and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

         The officers and directors have advised the Company that they do not intend to tender any Shares pursuant to the Offer. If the Company purchases 900,000 Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the percentage of Shares outstanding held by executive officers and directors would be approximately 17.87% of the outstanding Shares immediately after the Offer (including Shares issuable upon exercise of options held by executive officers and directors).

         12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

         The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the Nasdaq/NMS, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the Nasdaq/NMS.

         The Shares are currently "margin securities" under the rules of the Federal Reserve Board. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

         The Savings and Loan Holding Company Act and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a savings and loan holding company of 5% to 10%, respectively, over which the owner of such voting shares may be determined to control such savings and loan holding company. If, as a result of the Offer, the ownership interest of any shareholder in the Company is increased over these thresholds, such shareholder may be required to reduce its ownership interest in the Company or file a notice with regulators. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the Offer.

         The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

         13.      Certain Federal Income Tax Consequences

         General. The federal income tax discussion set forth below summarizes the principal federal income tax consequences to domestic shareholders of sales of stock pursuant to the Offer and is included for general information only. The discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder nor any relevant foreign, state, local or other tax laws. Certain shareholders (including, but not limited to, insurance companies, tax-exempt entities, foreign persons, financial institutions, broker dealers, employee benefit plans, personal holding companies and persons who acquired their Shares upon the exercise of employee stock options or as compensation) may be subject to special rules not discussed below. The discussion is based on laws, regulations, rulings and court decisions currently in effect as of the date of this Offer to Purchase, all of which are subject to change. The Company intends that, under the terms of the Offer, sales of Shares will be completed in 1997 and shareholders will receive payment for purchased Shares in 1997. In that event, shareholders will report the sale of Shares pursuant to the Offer in 1997 for tax purposes. In the event that sales are not completed this year and/or shareholders receive payments for Shares in 1998, shareholders may be required to report the sale of Shares pursuant to the Offer in 1998 for tax purposes. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the Internal Revenue Service (the "Service") with respect to the tax matters discussed herein. Prior to tendering any Shares pursuant to the Offer, each shareholder is strongly advised to consult with their own tax advisor as to the particular tax consequences of the Offer to such shareholder, including the application of foreign, state, local, or other tax laws.

         In general, a sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes. Such sale will constitute a "redemption" within the meaning of Section 317 of the Internal Revenue Code of 1986, as amended (the "Code"). Each tendering shareholder will recognize either gain or loss from a sale of Shares or dividend income, depending upon the application of Section 302 of the Code to the shareholder's particular facts and circumstances. If the redemption qualifies as a sale of Shares under Section 302, the cash received pursuant to the Offer will be treated as a distribution from the Company in part or full payment in exchange for the Shares surrendered ("Sale Treatment"). Sale Treatment will result in the shareholder's recognizing gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the shareholder's tax basis in the Shares surrendered. If the redemption does not qualify for Sale Treatment, the shareholder will not be treated as having sold Shares but will be treated as having received a dividend taxable as ordinary income, in an amount equal to the cash received pursuant to the Offer ("Dividend Treatment").

         Sale Treatment. Under Section 302 of the Code, a sale of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such sale of Shares (i) results in a "complete redemption" of all of the shareholder's stock in the Company, (ii) is a "substantially disproportionate redemption" with respect to the shareholder, or
(iii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these three tests under Section 302 is satisfied, shareholders must take into account not only Shares that they actually own, but also any Shares that they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Code. Pursuant to these constructive ownership rules, shareholders will be treated as owning a certain amount of (i) Shares held by certain family members, including the shareholder's spouse, children, grandchildren, and parents, (ii) Shares owned by certain trusts of which the shareholder is a beneficiary, (iii) Shares owned by an estate of which the shareholder is a beneficiary, (iv) Shares owned by any partnership or "S corporation" in which the shareholder is a partner or shareholder, (v) Shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock and (vi) Shares that the shareholder can acquire by exercise of an option or similar right.

         A shareholder's sale of Shares pursuant to the Offer will generally result in a "complete redemption" of all the shareholder's stock in the Company if, pursuant to the Offer, the Company purchases all of the Shares actually owned by the shareholder and subsequently the shareholder does not constructively own any Shares. If the shareholder's sale of Shares pursuant to the Offer would satisfy the complete redemption requirement but for the shareholder's constructive ownership of Shares held by certain family members, such shareholder may, under certain circumstances, be entitled to waive such constructive ownership, provided the shareholder complies with the provisions of
Section 302(c) of the Code. If the shareholder actually owns no Shares after selling his or her Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the shareholder qualifies to and does waive constructive ownership of Shares owned by certain family members, that redemption of Shares would generally qualify as a "complete redemption."

         A shareholder's sale of Shares pursuant to the Offer will generally be a "substantially disproportionate redemption" with respect to the shareholder if the percentage of Shares actually and constructively owned by the shareholder compared to all the outstanding Shares of the Company immediately following the sale of Shares pursuant to the Offer (treating as not outstanding all Shares sold by all the shareholders pursuant to the Offer) is less than 80% of the percentage of Shares actually and constructively owned by the shareholder compared to all the outstanding Shares of the Company immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares sold by the shareholders pursuant to the Offer). This test will be applied to each shareholder individually, regardless of the effect of the redemption on the other shareholders.

         A shareholder's sale of Shares pursuant to the Offer will generally "not be essentially equivalent to a dividend" if, as a result of the sale of Shares pursuant to the Offer, the shareholder experiences a "meaningful reduction" in his proportionate interest in the Company, including the shareholder's voting rights, participation in earnings, and liquidation rights and taking into account the constructive ownership rules. The Service has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder who does not exercise any control over company affairs may constitute a "meaningful reduction" in the shareholder's interest in the company. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is "not essentially equivalent to a dividend."

         Shareholders should be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a shareholder can be given no assurance, even if he tenders all of his Shares, that the Company will purchase a sufficient number of such Shares to permit him to satisfy any of the foregoing tests. Shareholders should also be aware that it is possible that, depending on the facts and circumstances, an acquisition or disposition of Shares in the market or to other parties as part of an integrated plan may be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are strongly advised to consult with their own tax advisors with regard to whether acquisitions from sales to third parties, including market sales, may be so integrated. Subsequent open market purchases by the Company may also be taken into account in determining whether any of the foregoing tests is satisfied.

         If any of the above three tests is satisfied by a tendering shareholder, such shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares acquired at the same time in a single transaction), and will be capital gain or loss, assuming the Shares were held by the shareholder as a capital asset. Capital gain or loss will qualify as long-term capital gain or loss if, at the time the Company accepts the Shares for payment, the Shares were held by the shareholder for more than eighteen (18) months.

         Dividend Treatment. If none of the three foregoing tests are satisfied, the tendering shareholder generally will be treated as having received a dividend, taxable as ordinary income, in an amount equal to the total cash received by the shareholder pursuant to the Offer, provided the Company has sufficient accumulated or current earnings and profits. The Company expects that its current and accumulated earnings and profits will be sufficient to cover the amount of all distributions pursuant to the Offer, if any, that are treated as dividends. To the extent that the purchase of Shares from any shareholder pursuant to the Offer is treated as a dividend, such shareholder's tax basis in any Shares which the shareholder actually or constructively retains after consummation of the Offer will be increased by the shareholder's tax basis in the Shares surrendered pursuant to the Offer.

         Treatment of Dividend Income for Corporate Shareholders. In the case of a corporate shareholder, if the cash received for Shares pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the dividends-received deduction under Section 243 of the Code. The dividends-received deduction is subject to certain limitations and may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt-financed portfolio stock." The Company believes that the Offer will not result in a pro rata distribution to all shareholders. Consequently, dividends received by corporate shareholders pursuant to the Offer will probably be treated as "extraordinary dividends" as defined by Section 1059 of the Code. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

         SEE SECTION 3 WITH RESPECT TO THE APPLICATION OF BACKUP FEDERAL INCOME TAX WITHHOLDING.

         14.      Fees and Expenses.

         The Company has retained MacKenzie Partners, Inc. to act as Information Agent and American Securities Transfer & Trust, Inc. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for certain reasonable out-of-pocket expenses, including attorneys' fees.

         No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer to Purchase and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

         15.      Additional Information.

         The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and for inspection and copying at the regional offices of the Commission, located at Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http:\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         16.      Miscellaneous.

         The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

         Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in
Section 15 with respect to information concerning the Company.




                                           TF FINANCIAL CORPORATION


September 26, 1997

                                   SCHEDULE I



                      CERTAIN TRANSACTIONS INVOLVING SHARES

         During the 40 business days prior to September 26, 1997, the Company and its executive officers and directors effected transactions in the Shares as follows:


                            Person Who                Number                 Price
                             Effected                   of                    Per
       Date                 Transaction               Shares                 Share             Nature of Transaction
       ----                 -----------               ------                 -----             ---------------------

      8/18/97              J. Stranford               10,000               $19.625             Acquired through Profit
                                                                                               Sharing Plan


         Manually signed photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                   American Securities Transfer & Trust, Inc.

           By Mail:                               By Hand/Overnight Delivery:
         P.O. Box 1596                                 938 Quail Street
  Denver, Colorado 80201-9975                             Suite 101
                                                Lakewood, Colorado  80215-5513




                           By Facsimile Transmission:
                          (Eligible Institutions Only)
                                 (303) 234-5340

         Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (call collect)


                                 Call Toll Free
                                 (800) 322-2885